UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

LifeMD, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 28, 2025

Dear Fellow LifeMD Stockholders:

We invite you to attend the 2025 Annual Meeting of Stockholders of LifeMD, Inc. to be held on June 13, 2025 at 12:00 p.m., EDT. The 2025 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting by visiting www.cleartrustonline.com/lfmd. A virtual meeting format will allow stockholders to participate from any location and we expect will lead to increased attendance, improved communications and cost savings for our stockholders and the Company.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provides information concerning matters to be considered and acted upon at the meeting. Our 2024 results are presented in detail in our Annual Report.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend the virtual meeting, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

On behalf of the Board of Directors, thank you for your continued confidence and investment in LifeMD, Inc.

Sincerely,

Justin Schreiber
Chairman of the Board of Directors

LifeMD, Inc.

236 Fifth Avenue, Suite 400

New York, NY 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on Friday, June 13, 2025

To the Stockholders of LifeMD, Inc.

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of LifeMD, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 13, 2025, beginning at 12:00 p.m. Eastern Daylight Time. The purpose of the meeting is to consider and act upon the following matters:

1.	To elect seven directors to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified (Proposal 1);

2.	To ratify the selection of CBIZ CPAs, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2); and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 23, 2025 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting. We are providing proxy material access to our stockholders via the Internet at www.cleartrustonline.com/lfmd. Please give the proxy materials your careful attention.

By Order of the Board of Directors,

Eric Yecies
Secretary

New York, NY

April 28, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2025

The Notice of 2025 Annual Meeting of Stockholders, Proxy Statement and 2024 Annual Report to Stockholders are available at www.proxyvote.com.

Your vote is important. We encourage you to review all of the important information contained in the proxy materials before voting.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
When and where is the Annual Meeting being held?	1
Who is entitled to vote at the Annual Meeting?	1
What is a quorum for purposes of conducting the Annual Meeting?	1
How may I vote by Proxy?	2
What proposals am I voting on, and what votes are required to approve each proposal?	2
How does the Board recommend that I vote?	2
What happens if I don’t specify a choice on my Proxy?	2
What if other matters come up at the Annual Meeting?	3
Can I change or revoke my vote after submitting my Proxy?	3
Is my vote kept confidential?	3
How can I find out the results of the voting at the Annual Meeting?	3
How will Proxies be solicited?	3
What does it mean if I receive more than one set of proxy materials?	3
I share the same address with another LifeMD, Inc. stockholder. Why has our household only received one set of proxy materials?	4
Where are the proxy materials available?	4
PROPOSAL 1: ELECTION OF DIRECTORS	5
Nominees	5
CORPORATE GOVERNANCE	8
Determination of Director Independence	8
Board Committees	8
Board and Committee Meetings	10
Director Nominations	10
Board Leadership Structure and Role in Risk Oversight	11
Insider Trading Policy and Anti-Hedging Policy	12
Option Grant Policy	12
Code of Ethics	12
Delinquent Section 16(a) Reports	12
Communication with our Board	13
Executive Officers	13
EXECUTIVE COMPENSATION	15
Summary Compensation Table	15
2024 Corporate Bonus Program	16
Named Executive Officer Employment Agreements	17
Treatment of Stock and Option Awards upon Termination	19
Retirement Plan	19
Health and Welfare Benefits and Perquisites	19
Outstanding Equity Awards at Fiscal Year End	19
Pay Versus Performance	20
DIRECTOR COMPENSATION	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
EQUITY COMPENSATION PLAN INFORMATION	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
AUDIT-RELATED MATTERS	28
Audit Committee Report	28
Audit Fees and Services	28
Pre-Approval Policies and Procedures	29
PROPOSAL 2: RATIFICATION OF THE SELECTION OF CBIZ CPAS, P.C. AS LIFEMD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025	30
OTHER MATTERS	31
Stockholder Proposals and Nominees	31
Appendix A – Reconciliation of Non-GAAP Measures	A-1

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LIFEMD, INC.

236 Fifth Avenue, Suite 400

New York, NY 10001

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 13, 2025

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the “Board of Directors” or the “Board”) of LifeMD, Inc. (“LifeMD,” the “Company,” “we” or “us”) for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 13, 2025, beginning at 12:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is contemplated that this Proxy Statement and the accompanying form of proxy or voting instruction form (the “Proxy”), or a Notice of Internet Availability of Proxy Materials providing instructions on how to access these documents on the Internet and how to vote, will be mailed to the Company’s stockholders of record as of the end of business on April 23, 2025 (the “Record Date”). The proxy materials will be first mailed on or about April 28, 2025.

The Proxy enables you to appoint Justin Schreiber, our Chief Executive Officer, or Eric Yecies, Chief Legal Officer and General Counsel, as your representative at the Annual Meeting. By completing and returning a Proxy, you are authorizing Mr. Schreiber or Mr. Yecies to vote your shares at the Annual Meeting in accordance with your instructions on the Proxy. This way, your shares will be voted whether or not you attend the virtual Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting being held?

The Annual Meeting will be held on June 13, 2025 commencing at 12:00 p.m., Eastern Daylight Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting and submit your questions during the meeting by visiting www.cleartrustonline.com/lfmd and entering your control number included in your Notice of Internet Availability of Proxy Materials or your Proxy.

The Annual Meeting will begin promptly at 12:00 p.m., Eastern Daylight Time. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the check-in procedures.

Who is entitled to vote at the Annual Meeting?

At the close of business on April 23, 2025 (the “Record Date”), there were outstanding and entitled to vote 43,968,450 shares of common stock, par value $0.01 (the “Common Stock”), issued and outstanding. Stockholders are entitled to one vote for each share of Common Stock held by them. The Common Stock may not be voted cumulatively.

What is a quorum for purposes of conducting the Annual Meeting?

The holders of a majority in interest of all stock issued, outstanding and entitled to vote at the Annual Meeting (21,984,226) shares of the Common Stock), present in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Holders attending a virtual meeting will be counted as present “in person” for purposes of determining whether a quorum is present.

In the absence of a quorum at the Annual Meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum is formed. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

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How may I vote by Proxy?

All valid Proxies received prior to the Annual Meeting will be voted. The Board of Directors recommends that you vote by Proxy even if you plan to attend the virtual Annual Meeting. You can vote your shares by Proxy via Internet, telephone or mail.

●	To vote via Internet, go to www.proxyvote.com and follow the instructions.
●	To vote via telephone, follow the instructions found in your Notice of Internet Availability of Proxy Materials or Proxy. In either case, you will need the control number found in your Notice of Internet Availability of Proxy Materials or Proxy.
●	To vote by mail, if you have received a printed Proxy, complete, sign and date it, and return it in the enclosed postage-paid envelope to ClearTrust, LLC.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close when the polls close at the virtual Annual Meeting, on June 13, 2025.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, known as a “street name holder,” you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail your voting instructions as directed by your broker or bank to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet by following instructions provided by your broker or bank.

Voting by Proxy will not limit your right to vote at the Annual Meeting if you attend and vote electronically. However, if your shares are held in the name of a street name holder, you must obtain a proxy executed in your favor, from the street name holder to be able to vote at the Annual Meeting.

What proposals am I voting on, and what votes are required to approve each proposal?

The following proposals being presented at the Annual Meeting, and the votes required for approval of each proposal, are described below:

Proposal 1: Election of Directors. Votes may be cast: “FOR ALL” nominees, “WITHHOLD ALL” nominees or “FOR ALL EXCEPT” those nominees noted by you on the appropriate portion of your proxy or voting instruction card. At the Meeting, seven directors are to be elected, which number shall constitute our entire Board, to hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Pursuant to our bylaws, directors are to be elected by a plurality of votes cast. This means that the seven candidates receiving the highest number of affirmative votes at the Meeting will be elected as directors. Proxies cannot be voted for a greater number of persons than the number of nominees named or for persons other than the named nominees. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 2: To Ratify the Selection of CBIZ CPAs, P.C. as LifeMD’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025. Votes may be cast: “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on this proposal, present in person or by proxy at the meeting, is required for the ratification of the selection of CBIZ CPAs, P.C. as our independent registered public accounting firm for the current fiscal year. Abstentions will have the effect of a vote against this proposal. There will be no broker non-votes with respect to this proposal.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR ALL” nominees for director (Proposal 1) and “FOR” ratification of the appointment of CBIZ CPAs, P.C. as LifeMD’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2).

What happens if I don’t specify a choice on my Proxy?

If you return a signed and dated Proxy without marking any or all voting selections, your shares will be voted “FOR ALL” nominees for director (Proposal 1) and “FOR” ratification of the appointment of CBIZ CPAs, P.C. as LifeMD’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2). If any other matter is properly presented at the meeting, the persons named in your Proxy will vote your shares using their best judgment.

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What if other matters come up at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof for consideration, and you have submitted a Proxy, the persons named in your Proxy will have the discretion to vote on those matters for you.

Can I change or revoke my vote after submitting my Proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed Proxy with a later date;

●	You may send a timely written notice that you are revoking your Proxy to the Company at 236 Fifth Avenue, Suite 400, New York, NY 10001, Attn: General Counsel; or

●	You may attend the virtual Annual Meeting and vote electronically. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Is my vote kept confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

●	as necessary to meet applicable legal requirements;

●	to allow for the tabulation and certification of votes; and

●	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their Proxies, which may be forwarded to the Company’s management and the Board.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting, and LifeMD will publish the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

How will proxies be solicited?

The Company will bear the cost of mailing and solicitation of Proxies. Proxies may be solicited by mail or personally by our directors, officers, or employees, none of whom will receive additional compensation for such solicitation. Street name holders, such as banks and brokers, are being asked to distribute proxy materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse street name holders for their reasonable out-of-pocket expenses.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow instructions to vote each account to ensure that all of your shares are voted.

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I share the same address with another LifeMD, Inc. stockholder. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to stockholders who hold their shares through a bank, broker, or other holder of record and share a single address, unless we received contrary instructions from any stockholder at that address. However, any such beneficial holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker, or other holder of record, or ClearTrust, LLC at 813-235-4490 or in writing at ClearTrust, LLC, Proxy Department, 16540 Pointe Village Dr, Ste 210, Lutz, FL 33558. Beneficial holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker, or other holder of record or ClearTrust at the phone number or address listed above.

Where are the proxy materials available?

LifeMD uses the Internet as the primary means of furnishing proxy materials to stockholders. We send a Notice of Internet Availability of Proxy Materials to our stockholders with instructions on how to access the proxy materials online at www.cleartrustonline.com/lfmd or request a printed copy of materials. You will need your control number included in your Notice of Internet Availability of Proxy Materials or your Proxy to access the proxy materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to reduce environmental impact and mailing costs.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001.

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Proposal 1: Election of Directors

The Company’s Board of Directors is currently comprised of seven directors. A total of seven directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders to be held in 2026, and until their successors are duly elected and qualified. Justin Schreiber, Dr. Joseph V. DiTrolio, M.D., Roberto Simon, John R. Strawn, Jr., Dr. Joan LaRovere, M.D., William Febbo and Dr. Calum MacRae, M.D., Ph.D., are all standing for re-election at the Annual Meeting.

The persons named as “Proxies” in the enclosed Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies. If no choice has been specified by a stockholder, the shares will be voted “FOR ALL” the nominees. If at the time of the Annual Meeting any of the nominees named below should be unable or unwilling to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position(s)
Justin Schreiber	42	Chairman of the Board and Chief Executive Officer
Dr. Joseph V. DiTrolio, M.D.	74	Independent Director
Roberto Simon	50	Independent Director
John R. Strawn, Jr.	64	Independent Director
Dr. Joan LaRovere, M.D.	58	Independent Director
William Febbo	56	Director
Dr. Calum MacRae, M.D., Ph.D.	63	Independent Director

Vote Required

The seven nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of our Board

Our Board unanimously recommends that you vote “FOR ALL” nominees for director.

Set forth below are the names of and certain biographical information about each nominee for election to our Board of Directors. The information presented includes each director nominee’s principal occupation and business experience for the past five years and the names of other companies for which he or she has served as a director during the past five years.

Justin Schreiber – Chairman of the Board and Chief Executive Officer

Mr. Schreiber has served as Chairman of the Board since 2019 and Chief Executive Officer of the Company since 2022. He joined the Board in 2018, and he was formerly President of the Company from 2018 to 2021. Mr. Schreiber has also served as President of LifeMD PR, LLC, the Company’s wholly-owned subsidiary in Puerto Rico (“LifeMD PR”), since 2017. Mr. Schreiber is the President and founder of JLS Ventures, an investment firm focused on venture and growth stage businesses in the healthcare and technology sectors. Prior to founding JLS Ventures, Mr. Schreiber ran a consulting business that provided investor relations, advisory services, and capital raising solutions to small publicly traded companies. In addition to his capital markets experience, Mr. Schreiber previously worked for a global healthcare consulting firm as well as in the foreign currency trading business. He holds a BS in International Business from Elizabethtown College and a BA in International Management from the ICN École de management in Nancy, France.

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Mr. Schreiber is a senior executive leader who contributes significant experience in healthcare and consumer products as well as capital markets. We estimate that Mr. Schreiber spends approximately 90% of his time on the activities of the Company.

Mr. Schreiber served on the board of Quantum Computing Inc. (Nasdaq:QUBT) from 2018 until 2021.

Dr. Joseph V. DiTrolio, M.D. – Independent Director

Dr. DiTrolio was appointed to our Board of Directors in 2014. Dr. DiTrolio is recognized world-wide as an inventor, researcher, and lecturer. He is the holder of several patents and has been a Clinical Professor of Surgery, Division of Urology at New Jersey Medical School, since 1985, and the recent past Chairman of the Department of Urology for the St. Barnabas Medical Center Healthcare System. He is a graduate of the University of Richmond, University of Paris, Sorbonne, and New Jersey Medical School. He is a Diplomate of the American Board of Urology and is well respected in the urology community for innovative techniques and product development.

Dr. DiTrolio contributes medical expertise developed over his long career, particularly as a specialist and academic in the field of urology, an understanding of trends in medical innovation and research, and an intimate knowledge of our operations.

Roberto Simon – Independent Director

Mr. Simon was appointed to our Board of Directors in 2020. Mr. Simon has served as Chief Financial Officer of Orveon LLC, a global beauty care and cosmetics company since August 2024. Mr. Simon served as Chief Financial Officer of Norstella, a global leader in end-to-end solutions that smooth access to life-saving therapies for patients, from 2022 to 2024. Mr. Simon served as Chief Financial Officer of WEX Inc., a leading financial technology service provider, from 2016 to 2022. Previously, Mr. Simon served as the Executive Vice President and Chief Financial Officer of Revlon, Inc., a global cosmetic, personal and beauty care products company, from 2014 until 2016. Prior to that, he was the Revlon Senior Vice President, Global Finance from 2013 to 2014 and served as Revlon’s Global Business Process Owner, SAP, from February 2014 until September 2014. Prior to joining Revlon as a result of Revlon’s acquisition of The Colomer Group Participations, S.L., a Spain-based salon and professional beauty business, Mr. Simon served in various senior finance positions of increasing responsibility at The Colomer Group since 2002, including most recently serving as The Colomer Group’s Chief Financial Officer from 2011 to 2014. Prior to that, he served as The Colomer Group’s Vice President of Finance for America and Africa from 2008 until 2011.

Mr. Simon contributes to Board discussions on capital allocation as well as financial reporting, planning, and budgeting based on his experience in overseeing finance functions for complex, multinational businesses. Additionally, Mr. Simon contributes to the Board of Directors and Audit Committee discussions on Sarbanes-Oxley controls as the Company continues its Sarbanes-Oxley implementation and on compensation matters for the executive team.

John R. Strawn, Jr. – Independent Director

Mr. Strawn was appointed to our Board of Directors in 2011. In 2010, Mr. Strawn became a founding partner of the law firm of Strawn Pickens LLP (“Strawn Pickens”), a Chambers ranked dispute resolution firm, in Houston, Texas. Mr. Strawn has served as the managing partner of Strawn Pickens for the past fifteen years, representing clients in litigation, arbitrations, and various legal matters. Prior to founding Strawn Pickens, Mr. Strawn was the Co-Managing Partner of Cruse Scott Henderson & Allen LLP, a law firm based in Houston, Texas, since 1992. Prior to that, Mr. Strawn was an attorney with Andrews & Kurth LLP. Mr. Strawn’s professional recognitions include Board Certification in Civil Trial Law, membership in the American Board of Trial Advocates and International Society of Barristers, as well as Life Fellow of Texas Bar Foundation and Houston Bar Foundation, AV Rated by Martindale-Hubbell and a Texas “Super Lawyer” since 2005. Mr. Strawn received his Juris Doctor with Honors from the University of Texas Law School and his bachelor’s degree cum laude from Dartmouth College.

Mr. Strawn brings to the Board of Directors over 35 years of legal experience, including extensive knowledge of our intellectual property portfolio. His practice focuses on complex commercial litigation including contract, employment, insurance and intellectual property matters.

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Dr. Joan LaRovere, M.D. – Independent Director

Dr. LaRovere was appointed to our Board of Directors in 2023. Dr. LaRovere is a Co-Founder and Vice President of Virtue Foundation, founded in 2002, as a non-profit organization with Special Consultative Status to the United Nations whose mission is to increase awareness, inspire action and render assistance through healthcare, education, and empowerment initiatives. She currently serves on the board of directors of Virtue Foundation. She has served as an Assistant Professor of Pediatrics at Harvard Medical School since 2011 and has served as Director of Innovation and Outcomes and a Senior Staff Physician at Cardiac Intensive Care at Boston Children’s Hospital since 2011. Dr. LaRovere has been a Professional Advisor to the Martin Trust Center for MIT Entrepreneurship and is on the board of directors of the Delta V Summer Accelerator Program since 2016. She also serves as a Healthcare Operating Partner for iSelect Fund, a venture firm which invests in companies addressing critical global issues, in food, health and nutrition, since 2021. Previously, Dr. LaRovere served as Chief of the Pediatric Intensive Care Unit for The Royal Brompton Hospital, a part of Imperial College School of Medicine in London, from 1999 to 2011. She also served as a Consulting Physician to Bupa Cromwell Hospital from 2000 to 2011. Dr. LaRovere holds a Bachelor of Arts in Visual and Environmental Studies from Harvard University, a Master of Science in Genetics from the University of St. Andrews, a Doctorate of Medicine from Columbia University Vagelos College of Physicians and Surgeons, and a Master of Business Administration from the MIT Sloan School of Management.

Dr. LaRovere contributes extensive experience in medicine and innovation based on her roles as a physician, academic, and executive advising emerging companies.

William Febbo –Director

Mr. Febbo was appointed to our Board of Directors in 2023. Mr. Febbo served as Chief Executive Officer of OptimizeRx from 2015 to 2024. Mr. Febbo founded Plexuus, LLC, a payment processing business for medical professionals in 2015 and remained its Chairman from 2015 to 2020. From 2007 to 2015, Mr. Febbo served as Chief Operating Officer of Merriman Holdings, Inc., an investment banking firm, where he assisted with capital raises in the tech, biotech, cleantech, consumer and resources industries. Mr. Febbo was a co-founder of, and from 1999 to 2015 was Chief Executive Officer of, MedPanel, LLC, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries. Since 2017, Mr. Febbo has been a mentor and faculty member of the Massachusetts Institute of Technology’s linQ program, which is a collaborative initiative focused on increasing the potential of innovative research to benefit society and the economy. In addition, since 2021, Mr. Febbo has been a board member of the Baldwin School of Puerto Rico and Performance Health Systems (Private).

Mr. Febbo contributes more than 30 years of experience in building and managing health services and financial businesses. In addition, Mr. Febbo’s leadership of OptimizerRx’s business provides the Board with invaluable insight into the Company’s operations and strategic direction.

Mr. Febbo served as a director of OptimizeRx (Nasdaq: OPRX) from 2015 to 2024.

Dr. Calum MacRae, M.D., Ph.D. – Independent Director

Dr. MacRae was appointed to our Board of Directors in April 2024. He has served as the Vice Chair for Scientific Innovation of the Department of Medicine of Brigham and Women’s Hospital, now a part of MassGeneral Brigham, since 2018, and as Chief of Cardiovascular Medicine at the Hospital from 2014 to 2018. Dr. MacRae has served on the faculty of Harvard Medical School since 2002. Since 2017, Dr. MacRae has been the director of One Brave Idea, a group of leading scientists from multiple disciplines working together to understand the earliest stages of coronary heart disease and other forms of chronic disease. He is also the Principal Investigator of the Apple Health Study. Dr. MacRae is a Co-Founder and director of Atman Health Inc. since 2021 and a Co-Founder of Tanaist Inc since 2025. Dr. MacRae has also served as Head of Innovation and a director of TMA Precision Health, Inc. since 2024. Dr. MacRae received his Bachelors of Science and Doctorate of Medicine from the University of Edinburgh and his Doctorate of Human Molecular Genetics from the University of London.

Dr. MacRae contributes considerable experience in medical research and innovation, particularly in the areas of genomics in medicine, disease modeling, developmental biology, drug discovery, systematic approaches to discovering new phenotypes, and the role of disruptive innovation in refashioning the clinical-translational interface.

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CORPORATE GOVERNANCE

Determination of Director Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that compensation and audit committee members also satisfy additional independence criteria under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Compensation committee members also should qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that except for Justin Schreiber, Naveen Bhatia, William Febbo and Robert Jindal, each director who served at any time during or since 2024, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Board of Directors also determined that all Audit Committee members, and all Compensation Committee members, satisfy the independence and other qualification standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence. Messrs. Bhatia, Febbo and Jindal were determined not to be independent directors based on their consulting arrangements with the Company, which are described under “Director Compensation.”

Board Committees

The Board currently has the following standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The following table identifies the committee members:

Name	Audit	Compensation	Nominating	Independent
Dr. Joseph V. DiTrolio, M.D.		X	X	X
Dr. Joan LaRovere, M.D.	X			X
Roberto Simon	Chairman	X		X
John R. Strawn, Jr.	X	Chairman	Chairman	X
Dr. Calum MacRae, M.D., Ph.D.				X

Roberto Simon is an “audit committee financial expert” within the meaning of the SEC rules.

Each of our Board committees has its own charter, which is available on our website at www.lifemd.com. Each of the Board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

●	the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

●	approving the fees to be paid to the independent registered public accounting firm;

●	helping to ensure the independence of the independent registered public accounting firm;

●	overseeing the integrity of our financial statements;

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●	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	resolving any disagreements between management and the auditors regarding financial reporting;

●	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

●	reviewing and approving all related-party transactions; and

●	overseeing compliance with legal and regulatory requirements.

Compensation Committee

Our Compensation Committee assists the Board of Directors in the discharge of its responsibilities relating to the compensation of the Board of Directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

●	developing recommendations for the Board with respect to the compensation of the Company’s Chief Executive Officer (the “CEO”);

●	approving the compensation of the Company’s executive officers, other than the CEO;

●	reviewing, approving, and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;

●	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or Board of Directors;

●	providing oversight of management’s decisions concerning the performance and compensation of other Company officers, employees, consultants, and advisors;

●	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

●	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation;

●	selecting, retaining, and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate; and

●	administering our incentive compensation recovery policy.

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel, and other advisors to assist in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles, and oversee the performance of the Board.

The Committee’s responsibilities include:

●	recommending to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board;

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●	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

●	overseeing the administration of the Company’s code of business conduct and ethics;

●	reviewing with the entire Board of Directors, on an annual basis, the requisite skills and criteria for Board candidates and the composition of the Board as a whole;

●	the authority to retain search firms to assist in identifying Board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

●	recommending to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;

●	overseeing an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively; and

●	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Board and Committee Meetings

During the year ended December 31, 2024, the Board had 6 meetings, the Audit Committee had 9 meetings, the Compensation Committee had 9 meetings, and the Nominating and Corporate Governance Committee had 1 meeting.

There were no directors who attended fewer than 75 percent of the aggregate total number of Board meetings and meetings of the Board committees of which the director was a member during the applicable period.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

We expect that, absent compelling circumstances, directors will attend the annual meetings. All of our directors in office at the time attended the 2024 Annual Meeting of stockholders.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.

To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.

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In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee may take into account many factors, including: personal and professional integrity, ethics, and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, as described below; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o General Counsel, LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Nominations for the 2025 Annual Meeting of Stockholders should be submitted no later than December 29, 2025.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type, and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Our Board believes that diversity promotes a variety of ideas, judgments, and considerations to the benefit of our Company and stockholders. Although there are many other factors, the Board primarily focuses on public company board experience, knowledge of the healthcare and technology sectors, a background in finance and experience operating growth stage businesses.

Board Leadership Structure and Role in Risk Oversight

Justin Schreiber serves as both the Chairman of our Board and our Chief Executive Officer. We believe having a single person serve as both Chair of our Board and our Chief Executive Officer is the most effective leadership structure for us at this time.

As Chairman of the Board, Mr. Schreiber’s key responsibilities include facilitating communication between our Board and management; assessing management’s performance; managing board members; preparation of the agenda for each board meeting; acting as Chairman of board meetings and meetings of our Company’s stockholders; and managing relations with stockholders, other stakeholders, and the public.

Our Board does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when an interested director is Chairman of the Board, but we take steps to ensure that adequate structures and processes are in place to permit our Board to function independently of management. For example, the directors are able to request at any time a meeting restricted to independent directors for the purposes of discussing matters independently of management and are encouraged to do so should they feel that such a meeting is required.

The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that the Board believes will provide effective leadership, oversight, and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board may modify its leadership structure in the future as it deems appropriate.

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Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management policies and strategy, and the most significant risks facing us, including cybersecurity, and oversees the implementation of risk mitigation strategies by management. Our Compensation Committee is responsible for overseeing risks related to our compensation programs. Our Nominating and Corporate Governance Committee is responsible for overseeing risks related to our corporate governance policies and practices. Our Board is also apprised of particular risk management matters in connection with its general oversight role, including approval of corporate matters and significant transactions.

Insider Trading Policy and Anti-Hedging Policy

We have adopted an Insider Trading Policy and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. The Insider Trading Policy is filed as Exhibit 19 to our most recent Annual Report on Form 10-K. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

The Insider Trading Policy prohibits our directors, officers, and employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

Option Grant Policy

The Company does not currently grant stock options to its employees or directors. We would not grant option awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our executive officers. Although not required, the Code of Ethics also applies to our directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities, and whistleblowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of our Code of Ethics, without charge, upon request in writing to LifeMD, Inc. at 236 Fifth Avenue, Suite 400, New York, NY 10001, Attention: General Counsel.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership of the Company’s Common Stock with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2024, including those reports that we have filed on behalf of our directors and Section 16 officers, no director, Section 16 officer, beneficial owner of more than 10% of the outstanding Common Stock of the Company, or any other person subject to Section 16 of the Exchange Act, failed to file with the SEC on a timely basis during the fiscal year ended December 31, 2024, except that due to an administrative error, (i) Calum MacRae filed a Form 3 on May 20, 2024 upon becoming a director of the Company on April 26, 2024; (ii) Calum MacRae filed a Form 4 on May 20, 2024 for a grant of 16,500 shares of restricted stock which occurred on April 26, 2024; (iii) Dennis Wijnker filed a Form 4 on August 20, 2024 for the acquisition of 20,000 shares of Common Stock which occurred on April 4, 2022; (iv) John R. Strawn, Jr. filed a Form 4 on December 5, 2024 for (a) a grant of 30,000 shares of restricted stock which occurred on December 2, 2024, (b) a grant of 2,641 shares of restricted stock which occurred on December 2, 2024 and (c) a grant of 24,648 restricted shares which occurred on December 2, 2024; (v) Roberto Simon filed a Form 4 on December 5, 2024 for (a) a grant of 30,000 shares of restricted stock which occurred on December 2, 2024, (b) a grant of 6,162 shares of restricted stock which occurred on December 2, 2024 and (c) a grant of 24,648 restricted shares which occurred on December 2, 2024; and (vi) Joan LaRovere filed a Form 4 on December 26, 2024 for a grant on December 20, 2024 of 9,685 shares of restricted stock.

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Communication with our Board

Stakeholders may communicate with the Board by writing to us at LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001, Attention: General Counsel. Stakeholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Executive Officers

The following table sets forth information regarding our executive officers:

Name	Age	Position
Justin Schreiber	42	Chief Executive Officer and Director, Chairman of the Board
Stefan Galluppi	38	Chief Innovation Officer
Marc Benathen	45	Chief Financial Officer
Nicholas Alvarez	33	Chief Acquisition Officer
Eric Yecies	47	Chief Legal Officer and General Counsel
Jessica Friedeman	41	Chief Marketing Officer
Dennis Wijnker	49	Chief Technology Officer
Maria Stan	50	Chief Accounting Officer and Controller
Shane Biffar	42	Chief Compliance Officer and Deputy General Counsel

In addition to the biographical information for Justin Schreiber, which is set forth above under Proposal 1, set forth below is certain biographical information about our other executive officers. Our executive officers are elected by, and serve at the discretion of, our Board of Directors.

Stefan Galluppi – Chief Innovation Officer

Stefan Galluppi was appointed Chief Innovation & Marketing Officer of the Company in 2020, and prior to that, he served as Chief Technology Officer of the Company from 2016 to 2020. Mr. Galluppi also served as Chief Operating Officer from March 2019 to November 2020. Mr. Galluppi served as a director of the Company from 2017 to 2018. Mr. Galluppi resigned as a director in 2018 upon the sale of the legacy beta glucan business. Mr. Galluppi was re-appointed as director in2018 and subsequently resigned in2023. Mr. Galluppi combines over 10 years of experience in building technology platforms for direct to consumer marketing campaigns. Previously, he served as the CTO of Runaway Products, a DRTV driven marketing firm with a core focus on building and optimizing systems to scale campaigns for maximum efficiency and profitability.

Marc Benathen - Chief Financial Officer

Marc Benathen was appointed Chief Financial Officer of the Company in 2021. Mr. Benathen combines over 18 years of experience in financial, operational, and consumer products/services senior management. Previously, he had been involved in six companies in the consumer, technology, and media industries holding positions including Chief Financial Officer, Vice President and Director. From 2017 through 2021, Mr. Benathen was the Chief Financial Officer for Blink Holdings, Inc. (dba Blink Fitness), a national fitness company. From 2014 to 2017, he was Vice President of Finance for Blink Fitness. From December 2010 to January 2014, he was Senior Manager of Corporate Finance of ANN, Inc., a NYSE-listed retail company that focused on women’s fashion. Mr. Benathen is also currently a director of Baruch College Alumni Association and past Trustee of the Baruch College Fund, a charitable and alumni arm of Baruch College. He has an undergraduate degree from Baruch College with Honors.

Nicholas Alvarez – Chief Acquisition Officer

Nicholas Alvarez was appointed as Chief Acquisition Officer of the Company in 2020. Mr. Alvarez is an accomplished executive in the digital marketing space. He is responsible for overseeing the Company’s customer acquisition efforts, including media buying and advertising strategy across all brands, excluding PDFSimpli. Prior to his work for the Company, he worked at agencies Cheviot Capital and Internet Brands, managing over $100 million in paid media budgets. From 2015 to 2016, he was a digital marketing specialist for Internet Brands and worked on sites such as Lawyers.com and Carsdirect.com, among others. From 2016 to 2018, he worked as a Head Media Buyer at Cheviot Capital, and from 2018 to 2020, he served as Head of Customer Acquisition of the Company. He has an undergraduate degree from Loyola Marymount University.

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Eric Yecies – Chief Legal Officer, General Counsel, and Corporate Secretary

Eric Yecies was appointed Chief Legal Officer and General Counsel of the Company in September 2023, and prior to that, he served as General Counsel and Chief Compliance Officer of the Company since 2020. Mr. Yecies has also served as Corporate Secretary to the Company since 2021. Mr. Yecies has over 20 years of legal, regulatory, compliance, business, strategy, and leadership experience, including practicing law in the intellectual property, healthcare, and life sciences industries at three top global law firms. Professional recognitions include AV Rated by Martindale-Hubbell and repeatedly named a New York “Rising Star” and “Super Lawyer”. From 2013 to 2020, Mr. Yecies was a Senior Counsel and then Partner in the Intellectual Property Group of Holland & Knight. From 2008 to 2013, he was a Senior Associate in the Patent Litigation Group of Goodwin Procter LLP. From 2004 to 2008, he was an Associate in the Fish and Neave Intellectual Property Group of Ropes & Gray LLP. Mr. Yecies has an undergraduate degree and master’s degree in biology (molecular concentrations, cum laude with Distinction; University Scholar) from the University of Pennsylvania and a Juris Doctor from New York University School of Law (Moot Court Board; Norman Ostrow Memorial Scholarship recipient).

Jessica Friedeman - Chief Marketing Officer

Jessica Friedeman was appointed Chief Marketing Officer of the Company in 2023. Ms. Friedeman has served as a leader in roles of increasing responsibility and impact through several acquisitions, including most recently as Vice President, Product Marketing of Evariant from 2018 to 2020, when it was acquired by Healthgrades, Chief Marketing Officer of Healthgrades from 2020 to 2021, when it was divested to Red Ventures, and Chief Marketing Officer of Mercury Healthcare from 2021 to 2022, when it was acquired by WebMD. She brings nearly 20 years’ experience engaging and retaining patients, with a proven track record of increasing efficiency and revenue by executing go-to-market product strategy for forward-thinking, high growth companies. She offers specialized knowledge in customer relationship management, SaaS technology, and the application of actionable insights through data science. Ms. Friedeman graduated with a BA in Neuroscience and minor in Economics from Middlebury College.

Dennis Wijnker – Chief Technology Officer

Dennis Wijnker was appointed Chief Technology Officer of the Company in 2021. Mr. Wijnker has extensive experience building web-based and standalone platforms, primarily in the fields of Health Care and Life Sciences. Mr. Wijnker joins LifeMD from Doctor Evidence where he worked from 2009 to 2021 as Senior Architect and Senior Vice President of Technology with various teams to create innovative solutions, bringing analytics and insights powered by AI to the field of Evidence-based medicine. He also held leadership positions at Parexel/Perceptive Informatics (now Calyx) where, alongside others, he developed a web-based, fully configurable Electronic Data Capture platform for managing clinical trials that enjoyed wide adoption in the industry. He was also instrumental in introducing and implementing clinical data standards to connect said platform with other technologies used in clinical trials. Prior to focusing on technology, Mr. Wijnker studied Bio-Pharmaceutical Sciences at Leiden University (Leiden, The Netherlands).

Maria Stan – Chief Accounting Officer and Controller

Maria Stan was appointed Chief Accounting Officer and Controller of the Company in April 2024 and prior to that, she served as Controller and Principal Accounting Officer of the Company since 2022. Ms. Stan combines more than 20 years of experience in accounting and finance, operational advisory, and international relations. Prior to her promotion to Principal Accounting Officer, Ms. Stan had served as Controller of the Company since 2021. Ms. Stan was a Director in the accounting and advisory practice of Eventus Advisory Group, a Boutique CFO solutions firm focused on structuring financial and accounting processes, from 2017 to 2021. She also held a position as Vice President and Controller for Kaplan North America, a subsidiary of Graham Holdings Company, a NYSE-listed company, with operations in the US, Latin America, Europe, and Asia, from 2009 to 2017. Ms. Stan’s career started in public accounting at Ernst & Young where she ascended to Manager in 2003 and then Senior Manager at KPMG in the audit and advisory practice from 2004 to 2009. Ms. Stan speaks three languages: English, Spanish, and Portuguese. She is a Certified Public Accountant. She earned her bachelor’s in accounting from the City University of New York at Brooklyn College.

Shane Biffar – Chief Compliance Officer and Deputy General Counsel

Shane Biffar was appointed Chief Compliance Officer and Deputy General Counsel in 2023. Mr. Biffar is an experienced in-house attorney and compliance professional with over 15 years of legal and regulatory compliance experience, having joined LifeMD in 2023 as Deputy General Counsel after spending five years as the General Counsel of Heuro Health, a B2B telehealth company. An experienced telehealth attorney, Shane handles a broad array of legal and compliance matters facing growing digital health companies, including marketing and advertising compliance, corporate practice of medicine issues, collaborative practice relationships, telehealth care modality requirements, privacy issues, controlled substance licensure, and fraud and abuse compliance. Mr. Biffar also has extensive experience navigating day-to-day legal issues faced by growing technology companies, including negotiation of complex commercial agreements, dispute resolution, and overall risk management. Shane began his career as a litigator and spent 10 years in private practice in the litigation departments of various New York law firms, including Greenberg Traurig LLP, Day Pitney LLP, and Blank Rome LLP. Shane completed the Honors Program at the University of Maryland, College Park, graduating with a B.A. in Psychology. He received his law degree from Brooklyn Law School.

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EXECUTIVE COMPENSATION

The following tables and accompanying narrative present compensation for our CEO and each of the other two most highly compensated executive officers active at the end of 2024 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Justin Schreiber	2024	311,250	102,000	260,000	378,000	12,209	1,063,459
Chairman and Chief Executive Officer(5)	2023	300,000	-	355,000	225,000	8,803	888,803

Dennis Wijnker	2024	399,438	32,340	765,661	97,020	12,075	1,306,534
Chief Technology Officer(6)

Shane Biffar	2024	267,500	-	485,250	134,400	9,658	896,808
Chief Compliance Officer and Deputy GC(7)

(1)	Amounts include the discretionary component of the bonus earned by our Named Executive Officers under the 2024 Corporate Bonus Program, which is described below.

(2)

Amounts reflect the aggregate grant date fair value of restricted stock units and stock options, computed in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the employee upon the vesting, settlement or exercise of the stock option and/or stock award. The assumptions that we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements for the fiscal year ended December 31, 2024 included in our Annual Report on Form 10-K filed with the SEC on March 11, 2025.

The value of Mr. Wijnker’s performance-based restricted stock in the “Stock Awards” column assumes target performance over the performance period and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures. The value at the grant date assuming maximum performance is $651,250 for Mr. Wijnker’s performance-based restricted stock, respectively.

(3)	Amounts were earned by our Named Executive Officers based upon the achievement of goals under the 2024 Corporate Bonus Program, which is described below.

(4)	Amounts include Company contributions to each Named Executive Officer’s 401(k) accounts.

(5)

Pursuant to Mr. Schreiber’s Employment Agreement, effective April 1, 2022, he received an annual base salary of $300,000, which was increased to $315,000 effective April 1, 2024, and he is eligible to receive a performance bonus with a target amount of 75% of base salary.

Effective November 13, 2023, Mr. Schreiber entered into a First Amendment to the Schreiber Employment Agreement, pursuant to which he received 50,000 restricted shares of Common Stock on November 13, 2023, vesting on January 1, 2024. Effective August 20, 2024, Mr. Schreiber received 50,000 restricted shares of Common Stock, vesting immediately.

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(6)

Pursuant to the Wijnker Employment Agreement, effective December 13, 2021, Mr. Wijnker was entitled to receive an annual base salary of $350,000, which was subsequently increased to $385,000 effective May 1, 2023 and $404,250 effective April 1, 2024. He is eligible to receive a performance bonus with a target amount of 15% of base salary. He also received a stock option to purchase up to 80,000 shares of Common Stock on December 13, 2021, at an exercise price of $3.78 per share, vesting on December 29, 2024.

On August 18, 2024, Mr. Wijnker entered into a First Amendment to the Wijnker Employment Agreement with the Company. In exchange for the cancellation of the stock option to purchase up to 80,000 shares of Common Stock, Mr. Wijnker received the following awards: (i) 40,000 restricted shares of Common Stock vesting on January 1, 2025; (ii) 40,000 restricted shares of Common Stock vesting on January 1, 2026; (iii) 50,000 restricted shares of Common Stock vesting based on personal performance over a two-year performance period; and (iv) 75,000 restricted shares vesting upon achievement of net revenue and adjusted EBITDA margin milestones for the healthcare business over a three-year performance period. The amount presented for Mr. Wijnker in the Stock Award column in 2024 represents the incremental fair value of the new awards over the cancelled stock options, computed as of the repricing date in accordance with ASC Topic 718.

(7)	Pursuant to the Biffar Employment Agreement, effective June 20, 2023, Mr. Biffar received an annual base salary of $230,000, which was subsequently increased to $280,000 effective April 1, 2024. He was eligible to receive a performance bonus with a target amount of 20% of base salary, which was subsequently increased to 30% of base salary effective April 1, 2024. He also received the following restricted shares of Common Stock on June 20, 2023: (i) 15,000 restricted shares of Common Stock vesting on June 20, 2024, (ii) 25,000 restricted shares of Common Stock vesting on June 20, 2025 and (iii) 35,000 restricted shares of Common Stock vesting on June 20, 2026.Mr. Biffar subsequently received an additional 75,000 restricted shares of Common Stock on November 25, 2024, with 25,000 restricted shares vesting on each of the first, second and third anniversaries of the grant date.

2024 Corporate Bonus Program

We have an annual corporate bonus program incorporating financial performance metrics that are closely aligned with how we assess the Company’s performance. The program is based on pre-established goals for Total Telehealth Net Revenue (30%), Total Gross Rebilling Revenue (30%) and Telehealth Adjusted EBITDA (40%), which our Compensation Committee believed would incentivize our Named Executive Officers to focus on growth as well as cost management and operational leverage, which is consistent with our long-term strategic priorities and reinforces the importance of these key metrics as a priority throughout the organization. We believe these goals are critical to our business strategy and the creation of stockholder value.

If we achieve the target levels of performance for all measures, the payout percentage will be 100% of target bonus. We must achieve the minimum threshold performance for at least one measure in order for the payout percentage to exceed zero. If we exceed target levels, the payout percentage may reach 200% of target bonus. For certain Vice Presidents, and Senior Vice Presidents and above, the Chief Executive Officer and the Board may approve additional discretionary bonuses so that the payout percentage exceeds 200% of target bonus. The actual achievement percentage is determined by linear extrapolation on each established weighted goal. The following table shows the threshold, target and maximum goals for each performance measure, and our financial results with respect to each performance measure:

Performance Measure	Weight	Threshold (0%-75% payout)	Target (100% payout)	Maximum (125%-200% payout + Discretion)	2024 Actual Performance	Payout as % of Target Bonus (pre-Discretion)
Telehealth Net Revenue(1)	30%	25% reduction to payout for every $1 million below target range	$135-$145 million	25% increase to payout for every $1 million above target range; plus discretionary increase at $150 million and above	$158.4 million	200%
Telehealth Cash Rebilling Revenue(2)	30%	25% reduction to payout for every $1 million below target range	$100-$108 million	25% increase to payout for every $1 million above target range; plus discretionary increase at $112 million and above	$119.8 million	200%
Telehealth Adjusted EBITDA(3)	40%	25% reduction to payout for every $1 million below target range	$0-$7 million	25% increase to payout for every $1 million above target range; plus discretionary increase at $11 million and above	$7.4 million	100%
Total	100%					160%

(1)	We define “Telehealth Net Revenue” for a particular period as gross Telehealth revenue less customer discounts, returns and rebates on gross Telehealth revenue.

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(2)	We defined “Telehealth Cash Rebilling Revenue” for a particular period as Telehealth Net Revenue excluding Telehealth Net Revenue from one-time patients. This performance measure is calculated on a cash basis because a comparable GAAP measure is not available.
(3)	We define “Telehealth Adjusted EBITDA” for a particular period as segment operating income or loss before depreciation, amortization, accretion, financing transaction expense, extraordinary litigation costs, insurance acceptance and Sarbanes-Oxley readiness expenses, acquisition costs, severance expenses and stock-based compensation expense. Telehealth Adjusted EBITDA is a non-GAAP measure. We have provided a reconciliation of Telehealth Segment Operating Income or Loss to Telehealth Adjusted EBITDA in Appendix A. We exclude these expenses from Telehealth Adjusted EBITDA because we believe they are not indicative of past or future underlying performance of the business.

Based on our actual performance and recommendation of our Compensation Committee, our Board approved the following 2024 payouts for the Named Executive Officers:

				2024 Payout Based on Actual Performance
Named Executive Officer	Threshold Bonus ($)	Target Bonus ($)	Maximum Bonus (pre- Discretion) ($)	Payout as % of Target Bonus (%)	Payout Amount ($)
Justin Schreiber	—	236,250	472,500	203	480,000
Dennis Wijnker	—	60,638	121,275	213	129,360
Shane Biffar	—	84,000	168,000	160	134,400

In addition to the standard bonus calculated at 160% of target, Mr. Schreiber received a discretionary bonus of $102,000, and Mr. Wijnker received a discretionary bonus of $32,340, based on the Board’s evaluation of their individual contributions during 2024. Mr. Biffar was ineligible for the discretionary bonus based on seniority.

Named Executive Officer Employment Agreements

Schreiber Employment Agreement

Effective March 1, 2020, the Company entered into a consulting services agreement by and between the Company and JLS Ventures, LLC (the “Schreiber Consulting Agreement”), pursuant to which Justin Schreiber, as President of JLS Ventures, LLC, would serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors. The Schreiber Consulting Agreement provides that Mr. Schreiber will receive a monthly cash payment of $15,000. The Schreiber Consulting Agreement had an initial term of 12 months beginning January 1, 2020 and was renewed for an additional twelve-month period upon the mutual agreement of the Company and JLS Ventures, LLC.

On April 1, 2022, Mr. Schreiber entered into an Employment Agreement (the “Schreiber Employment Agreement”) with the Company. The Schreiber Employment Agreement is for an indefinite term and may be terminated with or without cause. Pursuant to the Schreiber Employment Agreement, Mr. Schreiber received an annual base salary of $300,000, which was increased to $315,000 effective April 1, 2024, and is eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board, with a target amount of 75% of the base salary.

17

Under the Schreiber Employment Agreement, Mr. Schreiber is entitled to severance pay equal to his monthly base salary for six months from the date of termination of employment upon termination of his employment without cause.

On November 13, 2023, Mr. Schreiber and the Company entered into the First Amendment to the Schreiber Employment Agreement (the “Schreiber First Amendment”). Mr. Schreiber received the following awards pursuant to the Schreiber First Amendment: (i) 50,000 restricted shares of Common Stock, vesting on January 1, 2024; and (ii) a conditional grant of 50,000 shares of Common Stock, to be granted no later than November 13, 2024, subject to the availability of shares under The LifeMD, Inc. Amended and Restated 2020 Equity and Incentive Plan (the “Second Amended and Restated 2020 Plan”) and subject to Mr. Schreiber having not been previously been terminated by the Company. Effective August 20, 2024, Mr. Schreiber received 50,000 restricted shares of Common Stock, vesting immediately. Any change in control of the Company will be contingent upon the concurrent award of the grant, described in (ii) above, as part of the closing. The awards granted pursuant to the Schreiber First Amendment may be forfeited for certain misconduct, in the sole discretion of the Board of Directors.

Effective December 24, 2024, Mr. Schreiber entered into the Second Amendment to the Schreiber Employment Agreement, pursuant to which Mr. Schreiber receives an annual base salary of $500,000, effective January 1, 2025.

Wijnker Employment Agreement

On December 29, 2021, Dennis Wijnker, the Chief Technology Officer, entered into an Employment Agreement (the “Wijnker Employment Agreement”) with the Company. The Wijnker Employment Agreement is for an indefinite term and may be terminated with or without cause. In connection with the Wijnker Employment Agreement, Mr. Wijnker was entitled to receive an annual base salary of $350,000, which was subsequently increased to $385,000 effective May 1, 2023 and $404,250 effective April 1, 2024. He is eligible to receive a performance bonus with a target amount of 15% of base salary. He also received a stock option to purchase up to 80,000 shares of Common Stock on December 13, 2021 at an exercise price of $3.78 per share, vesting on December 29, 2024.

On April 4, 2022, Mr. Wijnker was granted 20,000 restricted shares of Common Stock vesting on April 4, 2025.

Under the Wijnker Employment Agreement, Mr. Wijnker is entitled to severance pay equal to his monthly base salary for three months from the date of termination of employment upon termination of his employment without cause.

On August 18, 2024, Mr. Wijnker entered into a First Amendment to the Wijnker Employment Agreement with the Company. In exchange for the cancellation of stock options exercisable for 80,000 shares of Common Stock, which were granted pursuant to the Wijnker Employment Agreement, Mr. Wijnker received the following awards pursuant to the First Amendment to the Wijnker Employment Agreement: (i) 40,000 restricted shares of Common Stock vesting on January 1, 2025; (ii) 40,000 restricted shares of Common Stock vesting on January 1, 2026; (iii) 50,000 restricted shares of Common Stock vesting based on personal performance over a two-year performance period; and (iv) 75,000 restricted shares vesting upon achievement of net revenue and adjusted EBITDA margin milestones for the healthcare business over a three-year performance period.

Biffar Employment Agreement

On June 20, 2023, Shane Biffar, the Chief Compliance Officer and Deputy General Counsel, entered into an Employment Agreement (the “Biffar Employment Agreement”) with the Company. The Biffar Employment Agreement is for an indefinite term and may be terminated with or without cause. In connection with the Biffar Employment Agreement, Mr. Biffar was entitled to receive an annual base salary of $230,000, which was subsequently increased to $280,000 effective April 1, 2024. He is eligible to receive a performance bonus with a target amount of 20% of base salary, which was subsequently increased to 30% of base salary effective April 1, 2024. He also received 75,000 restricted shares of Common Stock on June 20, 2023, vesting 15,000/25,000/35,000 shares on the first, second and third anniversaries of the grant date, respectively. All of these restricted shares of Common Stock shall vest immediately and in full upon a Change in Control (as defined in the Biffar Employment Agreement). Mr. Biffar subsequently received an additional 75,000 restricted shares of Common Stock on November 25, 2024, vesting 25,000 shares on each of the first, second and third anniversaries of the grant date.

18

Treatment of Stock and Option Awards Upon Termination

Under the foregoing employment agreements, in the event of a termination of employment, vesting of the stock and option awards will cease, except that in the event of a Change of Control, 100% of awards granted will vest immediately. “Change of Control” means (i) a bona fide transfer or series of related transfers of shares to any person or group in which, or as a result of which, such person or group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company.

Retirement Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the second anniversary of the employee’s hire date. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation philosophy. Each Named Executive Officer participating in the 401(k) plan received Company-paid matching contributions in 2024.

Health and Welfare Benefits

All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

●	medical, dental and vision benefits;
●	medical, dental, vision and dependent care flexible spending accounts;
●	short-term disability insurance; and
●	life insurance.

Outstanding Equity Awards at Fiscal Year End

Listed below is information with respect to equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2024:

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#) (3)	($) (3)	(#) (4)	($) (4)
Justin Schreiber	-	-	-	-
Dennis Wijnker (1)	100,000	495,000	125,000	618,750
Shane Biffar (2)	135,000	668,250	-	-

(1)

Mr. Wijnker’s 20,000 restricted shares granted on April 4, 2022 vest on April 4, 2025.

Mr. Wijnker’s restricted shares granted on August 18, 2024, vest as follows: (i) 40,000 restricted shares of Common Stock vest on January 1, 2025; (ii) 40,000 restricted shares of Common Stock vest on January 1, 2026; (iii) 50,000 restricted shares of Common Stock vest based on personal performance over a two-year performance period; and (iv) 75,000 restricted shares vest upon achievement of net revenue and adjusted EBITDA margin milestones for the healthcare business over a three-year performance period.

(2)

Mr. Biffar’s outstanding restricted shares granted on June 20, 2023 vest as follows: (i) 25,000 restricted shares of Common Stock vest on June 30, 2025; and (ii) 35,000 restricted shares of Common Stock vest on June 30, 2026.

Mr. Biffar’s 75,000 restricted shares granted on November 25, 2024, vest as follows: (i) 25,000 restricted shares of Common Stock vest on November 25, 2025; (ii) 25,000 restricted shares of Common Stock vest on November 25, 2026; and (iii) 25,000 restricted shares of Common Stock vest on November 25, 2027.

(3)	Market value is calculated by multiplying the closing market price of a share of the Company’s Common Stock at December 31, 2024 ($4.95) by the number of units.

(4)	Performance-based restricted stock units are valued at the target award level. Market value is calculated by multiplying the closing market price of a share of the Company’s Common Stock at December 31, 2024 ($4.95) by the number of units.

19

Pay Versus Performance Table

The table below shows the following information for the past three fiscal years: (i) “Total” compensation for our Named Executive Officers (each an “NEO”) for purposes of the “Summary compensation table”; (ii) the “Compensation actually paid” to Named Executive Officers (calculated using rules required by the SEC); (iii) our cumulative total shareholder return (“TSR”), and (iv) our net loss. Compensation actually paid does not represent the value of cash and shares of the Company’s common stock received by Named Executive Officers during the year, but rather is an amount calculated under SEC rules and includes, among other things, year-over-year changes in the value of unvested equity-based awards. As a result of the calculation methodology required by the SEC, Compensation actually paid amounts below differ from compensation actually received by the individuals.

					Value Of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for CEO(1)(2) ($)	Compensation Actually Paid to CEO(1)(2) ($)	Average Summary Compensation Table Total for Other NEOs(1)(2) ($)	Average Compensation Actually Paid to Other NEOs(1)(2) ($)	Total Shareholder Return(3) ($)	Net Loss ($ in thousands)
2024	1,063,459	1,063,459	1,101,671	875,601	63.06	(18,728)
2023	888,803	948,303	2,099,175	2,820,243	105.61	(17,839)
2022	255,000	255,000	1,078,398	441,541	29.71	(45,021)

(1)

For 2024, the CEO was Mr. Schreiber, and the other NEOs were Dennis Wijnker and Shane Biffar.

For 2023, the CEO was Mr. Schreiber, and the other NEOs were Marc Benathen and Stefan Galluppi.

For 2022, the CEO was Mr. Schreiber, and the other NEOs were Marc Benathen and Eric Yecies.

(2)	A reconciliation of Total compensation from the Summary Compensation Table (“SCT”) to Compensation actually paid to our CEO and the average of our Other NEOs is shown below:

	2024		2023		2022
Adjustments	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)
Total Compensation From SCT	1,063,459	1,101,671	888,803	2,099,175	255,000	1,078,398
Adjustments for defined benefit and actuarial pension plans:	—	—	—	—	—	—
Adjustments for stock awards:
(Subtraction): SCT amounts	(260,000)	(625,456)	(355,000)	(1,502,169)	—	(717,613)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	—	541,085	414,500	2,288,006	—	417,100
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year-end	—	(133,600)	—	11,906	—	(131,256)
Addition: Vesting date fair value of awards granted and vesting during such year	260,000	—	—	—	—	57,563
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	—	(8,100)	—	39,169	—	(262,651)
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	—	—	(115,844)	—	—
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	—	—	—	—	—	—
Compensation Actually Paid (as calculated)	1,063,459	875,601	948,303	2,820,243	255,000	441,541

(3)	Our cumulative total shareholder return is based on a fixed investment of one hundred dollars in our common stock measured from the market close on December 31, 2021 (the last trading day of 2021) through and including the end of the fiscal year for each year reported in the table, and reinvestment of all dividends during such period.

20

Relationship between Pay and Performance

The two charts shown below present graphical comparisons of Compensation actually paid to our CEO and the average Compensation actually paid (“CAP”) to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: (i) cumulative TSR, and (ii) net loss.

Changes in Compensation actually paid to our NEOs from year to year are generally aligned with trends in our cumulative TSR, as well as trends in important financial measures such as net loss.

21

DIRECTOR COMPENSATION

Agreements with Directors

DiTrolio Director Agreement

On December 6, 2024, the Company and Dr. Joseph V. DiTrolio, M.D. entered into a third renewed director agreement, whereby, as compensation for his services as a member of the Board, Dr. DiTrolio received $140,000 of restricted shares valued based on 30-day volume weighted average price on the grant date (24,648 shares), vesting in full on June 1, 2025, for his 2024-2025 Board service. On December 6, 2024, Dr. DiTrolio also received a grant of 8,000 restricted shares for his 2023-2024 Board service, vesting immediately on the grant date. Director fees were increased to $15,312.50 per quarter, effective as of the third quarter of 2024. The agreement also provides for additional $140,000 annual grants of restricted shares, to be granted at the 2025-2027 annual meetings, subject to his renomination to the Board.

Simon Director Agreement

On August 21, 2023, the Company and Roberto Simon entered into a third renewed director agreement whereby, as compensation for his ongoing services as a member of the Board and as Chairman of the Audit Committee, Mr. Simon received a grant of 50,000 restricted shares of the Company, vesting immediately, pursuant to the Second Amended and Restated 2020 Plan. Additionally, Mr. Simon shall be paid $7,500 per quarter, as compensation for his services as a member of the Board and Chairman of the Audit Committee.

On December 2, 2024, the Company and Mr. Simon entered into a fourth renewed director agreement, whereby, as compensation for his services as a member of the Board, Mr. Simon received the following awards: (i) 6,162 restricted shares, vesting immediately upon execution of the director agreement, for his service as Chair of the Audit Committee, and (ii) $140,000 of restricted shares valued based on a 30-day volume weighted average price on the grant date (24,648 shares), vesting in full on June 1, 2025, for his 2024-2025 Board service. On December 2, 2024, Mr. Simon also received a grant of 30,000 restricted shares vesting on August 21, 2025. Director fees were increased to $19,602.50 per quarter, effective as of the third quarter of 2024. The agreement also provides for additional $140,000 annual grants of restricted shares, to be granted at the 2025-2027 annual meetings, subject to his renomination to the Board.

Strawn Director Agreement

On August 25, 2023, the Company and Mr. John R. Strawn, Jr. entered into a third renewed director agreement, whereby, as compensation for his ongoing services as a member of the Board and as Chairman of the Compensation and Nominating and Corporate Governance Committees, Mr. Strawn received a grant of 50,000 restricted shares of the Company, vesting immediately upon execution of the director agreement. Additionally, Mr. Strawn was paid $7,500 per quarter, as compensation for his services as a member of the Board and Chairman of the Compensation and Nominating and Corporate Governance Committees.

On December 2, 2024, the Company and Mr. Strawn entered into a fourth renewed director agreement, whereby, as compensation for his services as a member of the Board, Mr. Strawn received (i) 2,641 restricted shares, vesting immediately upon execution of the agreement, for his service as Chair of the Nominating and Governance Committee, and (iii) $140,000 of restricted shares valued based on 30-day volume weighted average price on the grant date (24,648 shares), vesting in full on June 1, 2025, for his 2024-2025 Board service. On December 2, 2024, Mr. Strawn also received a grant of 30,000 restricted shares which vesting immediately on the grant date. Director fees were increased to $20,625 per quarter, effective as of the third quarter of 2024. The agreement also provides for additional $140,000 annual grants of restricted shares, to be granted at the 2025-2027 annual meetings, subject to his renomination to the Board.

LaRovere Director Agreement

On February 9, 2023, the Company and Dr. Joan LaRovere, M.D., entered into a director agreement, whereby, as compensation for her services as a member of the Board, Dr. LaRovere received: (i) 75,000 restricted shares, with 37,500 restricted shares that vested immediately and 37,500 restricted shares vesting on February 9, 2025, and (ii) options to purchase 37,500 shares of common stock, vesting on February 9, 2025. Additionally, Dr. LaRovere shall be paid $6,000 per quarter, as compensation for her services as a member of the Board.

22

On January 20, 2024, the Company and Dr. LaRovere entered into a first amendment to the director agreement, wherein the director fees were increased to $7,000 per quarter.

On December 20, 2024, the Company and Dr. LaRovere entered into a second amendment to the director agreement, wherein the director fees were increased to $15,000 per quarter, effective as of the third quarter of 2024, and in further consideration of Dr. LaRovere’s long-time active participation in the Board’s medical advisory and product advisory committees, Dr. LaRovere received a one-time award of 9,685 restricted shares, vesting immediately upon execution of the agreement.

Febbo Director Agreement and Consulting Agreement

On June 20, 2023, the Company and Mr. William Febbo entered into a director agreement, whereby, as compensation for his services as a member of the Board, Mr. Febbo received: (i) a grant of 75,000 restricted shares of common stock, with 37,500 restricted shares vesting immediately and 37,500 restricted shares vesting on June 20, 2025, and (ii) a stock option to purchase 37,500 shares of common stock, vesting on June 20, 2025.

On May 30, 2023, the Company and Mr. Febbo entered into a consulting services agreement, pursuant to which Mr. Febbo agreed to provide certain investor relations and strategic business development services, in consideration for 375,000 restricted shares of common stock, which vested in quarterly installments from August 30, 2023 through November 30, 2024. The Company issued 250,000 restricted shares of common stock, with a fair value of $525 thousand, related to this agreement during the year ended December 31, 2024.

MacRae Director Agreement

On April 26, 2024, the Company and Dr. Calum MacRae, M.D., Ph.D., entered into a director agreement, whereby, as compensation for his services as a member of the Board, Dr. MacRae will receive three grants, totalling 50,000 restricted shares of common stock, with a grant of 16,500 restricted shares on April 26, 2024 vesting on April 26, 2025, a grant of 16,500 restricted shares on April 26, 2025 vesting on April 26, 2026 and a grant of 17,000 restricted shares on April 26, 2026 vesting on April 26, 2027.

Bhatia Consulting Agreement

On June 14, 2023, the Company and Mr. Naveen Bhatia entered into a second consulting services agreement, pursuant to which Mr. Bhatia provides certain investor relations and strategic business development services, in consideration for 225,000 restricted shares of the common stock, which vested in six-month installments from June 14, 2023 through December 31, 2024. The Company issued 56,250 restricted shares of common stock related to this agreement during the year ended December 31, 2024.

Effective October 25, 2024, Mr. Bhatia voluntarily resigned from his Board position. Mr. Bhatia did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Jindal Director Agreement and Consulting Agreement

On September 14, 2022, the Company and Mr. Robert Jindal entered into a director agreement, whereby, as compensation for his services as a member of the Board, Mr. Jindal received: (i) 75,000 restricted shares, with 37,500 restricted shares that vested immediately and 37,500 restricted shares that vested on September 14, 2024, and (ii) options to purchase 37,500 shares of common stock, vesting in four equal tranches on the 90, 180, 270 and 365-day anniversary of the director agreement. Additionally, Mr. Jindal shall be paid $6,000 per quarter, as compensation for his services as a member of the Board.

On June 14, 2023, the Company and Mr. Jindal entered into a consulting services agreement, pursuant to which Mr. Jindal agreed to provide certain investor relations and strategic business development services, in consideration for 225,000 restricted shares of common stock, which vested in six-month installments from June 14, 2023 through December 31, 2024. The Company issued 112,500 restricted shares of common stock, with a fair value of $335 thousand, related to this agreement during the year ended December 31, 2024.

On July 17, 2024, the Company and Mr. Jindal entered into the first amendment to the consulting services agreement, pursuant to which the Company issued 24,835 restricted shares of common stock, with a fair value of $168 thousand, all of which vested on September 14, 2024.

23

Effective December 18, 2024, Mr. Jindal voluntarily resigned from his Board position. Mr. Jindal did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Director Compensation Table

The following Director Compensation Table sets forth information concerning compensation for services rendered by our non-employee directors for the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Dr. Joseph V. DiTrolio, M.D.	30,625	182,176	-	212,801
Roberto Simon	54,205	397,697	-	451,902
John R. Strawn, Jr.	56,250	374,670	-	430,920
Dr. Joan LaRovere, M.D.	44,000	48,812	-	92,812
William Febbo	-	-	-	-
Dr. Calum MacRae, M.D., Ph.D.(2)	-	197,175	-	197,175
Naveen Bhatia(3)	-	-	-	-
Robert Jindal(4)	24,000	167,636	-	191,636

(1)	Amounts reflect the aggregate grant date fair value of restricted shares and stock options, computed in accordance with the provisions of ASC Topic 718, Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting, settlement or exercise of the stock option and/or stock award. The assumptions that we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements for the fiscal year ended December 31, 2024 included in our Annual Report on Form 10-K filed with the SEC on March 11, 2025.
(2)	Dr. MacRae was appointed as a member of the Board of Directors on April 26, 2024.
(3)	Mr. Bhatia resigned as a member of the Board of Directors on October 25, 2024.
(4)	Mr. Jindal resigned as a member of the Board of Directors on December 18, 2024.

The table below sets forth the stock options and restricted shares outstanding for each of our non-employee directors as of December 31, 2024:

Name	Aggregate Number of Option Awards Outstanding at December 31, 2024	Aggregate Number of Stock Awards Outstanding at December 31, 2024
Dr. Joseph V. DiTrolio, M.D.	20,000	24,648
Roberto Simon	-	54,648
John R. Strawn, Jr.	120,000	24,648
Dr. Joan LaRovere, M.D.	37,500	37,500
William Febbo	37,500	37,500
Dr. Calum MacRae, M.D., Ph.D.	-	16,500
Naveen Bhatia	100,000	-
Robert Jindal	-	-

24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of April 23, 2025, regarding the number of shares of our Common Stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our Common Stock, (ii) each of our directors, nominees and named executive officers and (iii) all of our directors, nominees and named executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 23, 2025, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of April 23, 2025 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 43,968,450 shares of Common Stock outstanding as of April 23, 2025. Unless otherwise indicated, the address of each of the stockholders listed below is: c/o LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent (1)
Justin Schreiber (2)	2,853,715	6.49%
Dennis Wijnker (3)	110,000	*
Shane Biffar(4)	40,000	*
Dr. Joseph V. DiTrolio, M.D. (5)	252,548	*
Roberto Simon (6)	130,810	*
John R. Strawn (7)	570,636	1.29%
Dr. Joan LaRovere, M.D.(8)	122,185	*
William Febbo(9)	517,500	1.17%
Dr. Calum MacRae, M.D., Ph.D. (10)	16,500	*
Directors, Nominees & Executive Officers as a Group (15 persons)	8,156,197	18.40%
BlackRock, Inc.(11) 50 Hudson Yards New York, NY 10001	2,481,761	5.64%

(1)	Percentage of ownership is based on 43,968,450 shares of Common Stock outstanding as of April 23, 2025.

(2)	Consists of (i) 2,625,721 shares of Common Stock held by Schreiber Holdings, LLC, (ii) 200,000 shares of Common Stock held by Mr. Schreiber and (iii) 27,994 shares of Common Stock held by Mr. Schreiber’s children. Mr. Schreiber has sole voting and dispositive power over all shares held of record by Schreiber Holdings, LLC and by his children.

(3)	Consists of 110,000 shares of Common Stock held by Mr. Wijnker.

(4)	Consists of (i) 15,000 shares of Common Stock held by Mr. Biffar and (ii) 25,000 restricted shares which will vest within 60 days of April 23, 2025.

(5)	Consists of (i) 207,900 shares of Common Stock held by Dr. DiTrolio, (ii) 20,000 shares of Common Stock issuable upon exercise of outstanding options at a price of $1.75 per share and (iii) 24,648 restricted shares which will vest within 60 days of April 23, 2025.

(6)	Consists of (i) 106,162 shares of Common Stock held by Mr. Simon and (ii) 24,648 restricted shares which will vest within 60 days of April 23, 2025.

(7)	Consists of (i) 365,988 shares of Common Stock held by Mr. Strawn, (ii) 60,000 shares of Common Stock held by Strawn Pickens LLP over which Mr. Strawn has shared voting and dispositive power, (iii) 100,000 shares of Common Stock issuable upon exercise of outstanding options at a price of $2.00 per share, (iv) 20,000 shares of Common Stock issuable upon exercise of outstanding options at a price of $1.75 per share and (v) 24,648 restricted shares which will vest within 60 days of April 23, 2025.

(8)	Consists of (i) 84,685 shares of Common Stock held by Dr. LaRovere and (ii) 37,500 shares of Common Stock issuable upon exercise of a stock option at a price of $1.89 per share.

(9)	Consists of (i) 412,500 shares of Common Stock held by Mr. Febbo, (ii) 37,500 shares of Common Stock issuable upon exercise of a stock option at a price of $3.56, (iii) 37,500 restricted shares which will vest within 60 days of April 23, 2025 and (iv) 30,000 shares of Common Stock held by Tailwinds, LLC, over which Mr. Febbo has sole voting and dispositive power, granted pursuant to a consulting agreement between the Company and Tailwinds, LLC.

(10)	Consists of 16,500 restricted shares which will vest within 60 days of April 23, 2025.

(11)	Based on information in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on November 8, 2024 for its holdings as of September 30, 2024, BlackRock reported that it has sole voting power as to 2,454,023 shares of Common Stock and sole investment power as to 2,481,761 shares of Common Stock. BlackRock’s address is 50 Hudson Yards, New York, NY 10001.

*	Less than 1%

25

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2024 with respect to our compensation plans under which equity securities may be issued.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)

Equity compensation plans approved by security holders(1)	3,565,611	$5.99	1,940,844
Equity compensation plans not approved by security holders(2)	50,000	$7.73	N/A
Total	3,615,611	$6.01	1,940,844

(1)	The Second Amended and Restated 2020 Plan is administered by the Compensation Committee. As of December 31, 2024, total authorization under the Second Amended and Restated 2020 Plan was 8,100,000 shares. Under the Second Amended and Restated 2020 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2024, 515,667 options and 3,049,944 restricted stock units were outstanding under the Second Amended and Restated 2020 Plan. As of April 23, 2025, 295,667 options and 2,569,278 restricted shares were outstanding under the Second Amended and Restated 2020 Plan.

(2)	Includes stock awards and options issued as inducement awards to newly hired employees, in accordance with the exemption from stockholder approval provided for such grants under Nasdaq Rule 5635(c).

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Certain Relationships and Related Transactions

Except as set out below, as of December 31, 2024, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years (each, a “Related Party Transaction”), and in which any of the following persons (each, a “Related Party”) had or will have a direct or indirect material interest:

●	any executive officer, director, or nominee for election as director of the Company;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
●	any promoters and control persons; and
●	any member of the immediate family (including any child, parent, sibling, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and stepchildren and stepparents, and any person sharing the household of such person (other than a tenant or an employee)) of any of the foregoing persons.

Working Capital Loan

In January and February 2023, the Company received proceeds of $2 million under a $2.5 million loan facility with CRG Financial, maturing on December 15, 2023. The loan facility included interest of 12%. The Company repaid the $2 million outstanding principle balance on March 21, 2023, and no interest, with the proceeds received from the Company’s convertible senior secured credit facility Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P. and recorded a $325 thousand loss on debt extinguishment related to the repayment of the CRG Financial loan. As of both December 31, 2023 and 2024, the outstanding balance was $0 related to the CRG Financial loan. Naveen Bhatia, a former member of the Board of Directors, is a 3% owner of CRG Financial and serves on the board of directors of CRG Financial.

WorkSimpli Software

 During the years ended December 31, 2024 and 2023, the Company utilized CloudBoson Technologies Pvt. Ltd. (“CloudBoson”), formerly LegalSubmit Pvt. Ltd. (“LegalSubmit”), a company owned by WorkSimpli’s Chief Software Engineer, to provide software development services. The Company paid CloudBoson a total of $3.6 million and $2.5 million during the years ended December 31, 2024 and 2023, respectively, for these services. The Company owed CloudBoson $56 thousand and $226 thousand as of December 31, 2024 and 2023, respectively.

Legal Services

During the years ended December 31, 2024 and 2023, the Company utilized King & Spalding LLP (“King & Spalding”), a large international law firm, for which an immediate family member of Robert Jindal, one of the Company’s former directors, is the Company’s relationship partner, to provide legal services. The Company paid King & Spalding a total of approximately $830 thousand and $12 thousand during the years ended December 31, 2024 and 2023, respectively. The Company owed King & Spalding $0 as of December 31, 2024 and $48 thousand as of December 31, 2023.

Consulting Agreement

On January 24, 2025, Mr. Bhatia, a former member of the Board of Directors, entered into a third consulting services agreement with the Company, pursuant to which Mr. Bhatia provides certain strategic business development services, in consideration for 100,000 restricted shares of the Company’s common stock, of which 50,000 restricted shares vested on the execution of the agreement and 50,000 restricted shares will vest on the one-year anniversary of the agreement. The Company issued 50,000 restricted shares of common stock related to this agreement during January 2025.

Employment Arrangements

Stacey Roberts, spouse of former Chief Operating Officer Brad Roberts, was previously employed by the Company as Patient Care Director. The Company paid Ms. Roberts a total of approximately $85 thousand and $117 thousand during the years ended December 31, 2024 and 2023, respectively.

Effective May 1, 2024, Brian Schreiber, Logistics & Fulfillment Advisor, and a relative of the Company’s Chief Executive Officer, entered into an amended employment agreement. Mr. Schreiber’s compensation package was adjusted to reflect the increased scope of his responsibilities. The compensation adjustment, approved by the Compensation Committee of the Board, includes an annual base salary increase to $240 thousand. During the years ended December 31, 2024 and December 31, 2023, the Company paid Mr. Schreiber approximately $151 thousand and $81 thousand, respectively, in connection with his employment.

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AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee Charter is reviewed and updated as needed per applicable rules of the SEC and The Nasdaq Stock Market.

The Audit Committee serves in an oversight capacity. Management is responsible for the Company’s internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s financial statements per the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to select and retain the Company’s independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies, and the clarity of disclosures in the audited financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2024, with the Company’s independent auditors, Marcum LLP (“Marcum”), and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance. The Audit Committee discussed with Marcum the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Marcum required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed with Marcum its independence.

Based on these reviews and discussions with our independent registered public accounting firm, Marcum LLP, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

Roberto Simon – Chairman of the Committee
John R. Strawn, Jr.
Dr. Joan LaRovere, M.D

Audit Fees and Services

On April 24, 2025 Marcum LLP (“Marcum”), which served as the independent registered public accounting firm of LifeMD, Inc. (the “Company”, “we”, “our”) since 2022, informed the Company that Marcum resigned as the Company’s independent registered public accounting firm. On November 1, 2024, CBIZ CPAs P.C. acquired the attest business of Marcum. On April 24, 2025 the Company and with the approval of the Audit Committee of the Company’s Board of Directors, engaged CBIZ CPAs P.C. as the Company’s independent registered public accounting firm.

Marcum’s reports regarding the Company’s financial statements for the years ended December 31, 2024 and December 31, 2023 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2024 and 2023, and the interim period from the end of the most recently completed year through April 24, 2025, the date of Marcum’s resignation, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”), and the related instructions thereto, with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with its reports.

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During the years ended December 31, 2024 and 2023, and the interim period from the end of the most recently completed year through April 24, 2025, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K except for the following material weaknesses in our internal control over financial reporting related to: (i) our information technology general controls (“ITGCs”), particularly in the areas of user access and change management within our information systems and review of key third-party service provider Systems and Organizational Controls (“SOC”) reports and (ii) business process controls related to Information Produced by the Entity (“IPE”) and system generated IPE and insufficient evidence of formal review and approval procedures of key information utilized in the performance of the control.

The following table sets forth the fees billed to the Company for professional services rendered by Marcum for each of the years ended December 31, 2024 and 2023:

Services	2024	2023
Audit Fees (1)	$680,075	$572,250
Audit-related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$680,075	$572,250

(1)	“Audit fees” are fees billed for services provided related to the audit of our annual financial statements, quarterly reviews of our interim financial statements, reports on our internal controls, and services normally provided by the independent accountant in connection with statutory and regulatory filings, comfort letters, review of registration statements or engagements for those fiscal periods.

Pre-Approval Policies and Procedures

Our Audit Committee preapproves all services provided by our independent registered public accounting firm. All of the above services and fees were reviewed and approved by the Audit Committee before the respective services were rendered. Our Audit Committee has considered the nature and amount of fees billed by Marcum and believes that the provision of services for activities unrelated to the audit is compatible with maintaining their respective independence.

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Proposal 2: RatifICATION OF the Selection of CBIZ CPAs, P.C. as LifeMD’S Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025

The Audit Committee of our Board of Directors has selected the firm of CBIZ CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025. CBIZ CPAs, P.C. has served as our independent registered public accounting firm since the fiscal year ended December 31, 2020 (taking into account the acquisition of certain assets of Marcum LLP by CBIZ CPAs, P.C. effective November 1, 2024). Although stockholder ratification of the selection of CBIZ CPAs, P.C. is not required by law or Nasdaq rules, our Audit Committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee may reconsider this selection.

A representative of CBIZ CPAs, P.C. is expected to attend the 2025 Annual Meeting, have an opportunity to make a statement if he or she desires to do so, and be available to respond to appropriate questions from stockholders.

In the event that the appointment of CBIZ CPAs, P.C. is not ratified by the stockholders, the Audit Committee will take the vote into consideration but retains the discretion to appoint CBIZ CPAs, P.C. or a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on this proposal, present in person or by proxy at the meeting, is required for the ratification of the selection of CBIZ CPAs, P.C. as our independent registered public accounting firm for the current fiscal year. Abstentions will have the effect of votes against this proposal. There will be no broker non-votes with respect to this proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CBIZ CPAs, P.C. AS LIFEMD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

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OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Stockholder Proposals and Nominees

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our offices at 236 Fifth Avenue, Suite 400, New York, NY 10001, Attention: General Counsel, in writing not later than December 29, 2025.

Stockholders intending to present a proposal or nominee at the 2025 Annual Meeting of Stockholders, but not to include the proposal or nominee in our proxy statement, must provide notice to the Company of such a proposal or nominee for the 2026 Annual Meeting of Stockholders no later than the close of business on April 14, 2026. To comply with the SEC’s universal proxy rules, a notice of a nominee must comply with Rule 14a-19(b) of the Exchange Act. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

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Appendix A

We believe that Telehealth Adjusted EBITDA is commonly used by investors to evaluate our performance and that of our competitors. However, our use of the term Telehealth Adjusted EBITDA may vary from that of others in our industry. Telehealth Adjusted EBITDA is specifically relevant to LifeMD to provide shareholders a comparable measure of profitability for our core telehealth business without the impact of our majority owned, but separately managed non-core subsidiary, WorkSimpli. Telehealth Adjusted EBITDA should not be considered as an alternative to net loss before taxes, operating loss or any other performance measures derived in accordance with GAAP as measures of performance.

Reconciliation of Telehealth GAAP Operating Loss to Telehealth Adjusted EBITDA
(in whole numbers, unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Telehealth operating loss	$(92,328)	$(4,401,440)	$(16,787,433)	$(25,261,021)

Depreciation, amortization and accretion expense	1,647,085	1,280,032	6,203,006	4,456,393
Financing transactions expense	13,125	38,431	336,497	773,932
Litigation costs (a)	376,030	168,600	1,698,531	1,594,930
Severance costs	56,403	17,400	1,198,471	25,092
Acquisitions expenses	537,662	30,909	537,662	158,047
Insurance acceptance readiness	92,661	252,250	1,454,298	318,884
Sarbanes Oxley readiness	134,891	151,248	521,361	199,824
Stock-based compensation expense	3,104,956	3,645,607	12,234,797	12,489,343

Telehealth Adjusted EBITDA	$5,870,484	$1,183,037	$7,397,189	$(5,244,576)

(a) For the quarter and year ended December 31, 2024, the Company included litigation costs related to a class action complaint alleging, inter alia, unauthorized disclosure of certain information of class members to third parties (the Marden v. LifeMD, Inc. case), as disclosed in the Company’s Form 10-K for the year ended December 31, 2024 and a heavily negotiated executive separation agreement. For the quarter and year ended December 31, 2023, the Company included litigation costs related to a purported breach of an investment bank engagement concerning potential debt financing (the William Blair LLC v. LifeMD, Inc. case) and a purported breach of a consulting services agreement for strategic and corporate development services (the Harborside Advisors LLC v. LifeMD, Inc. case), as disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2023 and filed on March 11, 2024.

A-1

ClearTrust, LLC - Proxy Agent
16540 Pointe Village Dr., Ste 210
Lutz, Florida 33558

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY

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*** SPECIMEN ***
1 MAIN STREET
ANYWHERE PA 99999-9999

ANNUAL MEETING OF STOCKHOLDERS

TEST ISSUE REF 1999

DATE: June 13, 2025
TIME: 12:00 p.m. Eastern Daylight Time
LOCATION: www.cleartrustonline.com/lfmd

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Justin Schreiber and Eric Yecies (the "Named Proxies"), and each or any of them, as proxies for the undersigned, with full power of substitution and resubstitution, and authorizes them, and each of them, to vote all the shares of common stock of LifeMD, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or otherwise provide voting instructions by phone or on the internet as described above.

Continued and to be signed on the reverse side

TEST ISSUE REF 1999
ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1. Elect seven directors to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified (Proposal 1)	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	FOR ALL
2. Ratification of the Selection of CBIZ CPAs, P.C as LifeMD's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025 (Proposal 2)	FOR ☐	AGAINST ☐	ABSTAIN ☐	FOR

Nominees (Proposal 1):

01) Justin Schreiber

02) Dr. Joseph V. DiTrolio, M.D.

03) Roberto Simon

04) John R. Strawn, Jr.

05) Dr. Joan LaRovere, M.D.

06) William Febbo

07) Dr. Calum MacRae, M.D., Ph.D.

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

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LAST NAME,FIRST